CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm, Ashland Partners & Company LLP, in the Ironwood Multi-Strategy Fund LLC Registration Statement on or about October 1, 2015 in regard to our verification of Ironwood Capital Management’s compliance with Global Investment Performance Stands (GIPS).

/s/ Jessica Parker
Jessica Parker, CPA, CIPM Partner

Ashland Partners & Company LLP
525 Bingham Knoll, Suite 200
Jacksonville, OR 97530